UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2013

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events

Effective January 22, 2013, LSB Industries, Inc. (the “Company”) declared cash dividends payable on March 29, 2013, on its outstanding Series B Preferred and Series D Preferred as follows: (a) $12.00 per share on the outstanding shares of Series B Preferred, representing an aggregate dividend of $240,000; and (b) $0.06 per share on the outstanding shares of Series D Preferred, representing an aggregate dividend of $60,000. The amount of the dividend declared for each series of preferred was pursuant to the terms of such preferred. The record date for each dividend is March 14, 2013. The Company intends to fund the payment of these dividends using its working capital. Upon the payment of these dividends, the Company will have no accrued and unpaid dividends due on its Series B Preferred and Series D Preferred.

All outstanding shares of the Series B Preferred and Series D Preferred are owned by Jack E. Golsen (Chief Executive Officer and Chairman of the Board) and members of his family, including Barry H. Golsen (President and member of the Board) and Steven J. Golsen (President of certain subsidiaries and member of the Board), and entities or trusts controlled by one or more of them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2013

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer